Exhibit a(i)

Certificate of Formation.

State of Delaware Secretary of State Division of Corporations Delivered 02:15 PM 02/02/2007 FILED 02:14 PM 02/02/2007 SRV 070119309 - 4295428 FILE

CERTIFICATE OF FORMATION

OF

UST GLOBAL PRIVATE MARKETS FUND, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited liability Company Act”), hereby certifies that:

FIRST:	The name of the limited liability company (hereinafter called the “limited liability company”) is UST Global Private Markets Fund, LLC.

SECOND:	The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act is National Corporate Research, Ltd., located at 615 South DuPont Highway, County of Kent, City of Dover, State of Delaware, 19901.

Executed on February 2, 2007.

/s/ Kostantinos Sofronas
Name:	Kostantinos Sofronas
Title:	Authorized Person